Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-257691, 333277481, 333-278469, and 333-279264) and Form S-8 (Nos. 333-239148, 333-264841, 333-268933, 333-277516, and 333-281453) of Avidity Biosciences, Inc. (the “Company”) of our reports dated February 27, 2025, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.
/s/ BDO USA, P.C.
San Diego, California

February 27, 2025